Exhibit 99.1

Summit Financial Services Group Announces 2009 Year End Results

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS ) announced financial results for its year ended December 31, 2009. For 2009, the Company reported revenues of $45.0 million, which represented an increase of approximately $11.08 million, or approximately 33%, from the $33.9 million in revenues reported for 2008. For 2009, the Company reported net income of $.35 million, which represented an increase of approximately $.11 million, or approximately 48%, from the $.24 million reported in 2008.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “2009 was an outstanding year for the Company in terms of the growth of our financial advisor network. Importantly, this growth in our financial advisor network, when combined with an overall improvement in the financial markets as measured by the major market indices, allowed the Company to realize an approximately 33% increase in revenues. Furthermore, both our net earnings, as well as EBITDA, as adjusted (which we consider a significant measure of our success) increased in 2009 over amounts reported for 2008. For 2009, EBITDA, as adjusted, was approximately $1.64 million, which represented an increase of approximately $.3 million, or approximately 22%, over the $1.34 million in EBITDA, as adjusted, reported for the 2008 Period.”

Mr. Leeds continued: “The significant growth in the number of our advisors in 2009 was made possible by a unique set of circumstances affecting the retail financial services industry, as well as the ability of our home office associates to meet the challenges imposed by such growth. While all of the circumstances that permitted Summit to achieve such rapid growth in 2009 may not exist in 2010, our goal is to continue executing our growth plan through the addition of financial advisors to our network. As always, I am extremely appreciative of all of those people who have made 2009 the successful year that it was, including our financial advisors, their staffs and our home office associates.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	2009	2008
Net income as reported	$354,546	$240,047
Add: Depreciation	74,509	81,791
Amortization – customer list	—	179,913
Amortization – forgivable advisor notes	331,770	89,810
Non-cash Compensation	488,524	449,141
Income tax expense	389,560	299,605

EBITDA, as adjusted	$1,638,909	$1,340,307

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Year Ended December 31, 2009

	2009	2008
Revenues
Commissions	$43,097,146	$32,269,835
Interest and dividends	1,336,790	1,307,988
Other	570,181	343,326
	45,004,117	33,921,149
Expenses
Commissions and clearing costs	36,195,049	26,194,047
Employee compensation and benefits	4,902,170	4,597,796
Occupancy and equipment	624,170	625,301
Communications	421,383	421,068
Depreciation and amortization	74,509	261,704
Other operating expenses	2,042,730	1,281,581

	44,260,011	33,381,497

Income before income taxes	744,106	539,652
Provision for income taxes	389,560	299,605

Net Income	$354,546	$240,047

Basic income per common share	$0.01	$0.01

Diluted income per common share	$0.01	$0.01

Weighted average common shares outstanding:
Basic	25,463,792	25,697,561
Diluted	29,851,784	30,811,704

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.